                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                                MICROISLET, INC.
                               ------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)


                                    59507Q106
                                    ---------
                                 (CUSIP Number)


                                 August 3, 2006
                                 --------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)

|X|      Rule 13d-1(c)

|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Explanatory Note:

Pursuant to Rule 13d-2 promulgated under the Act, the undersigned is hereby voluntarily filing, in advance of the February 14, 2007 deadline for such filing, this Amendment No. 3 to the Schedule 13G originally filed on May 3, 2002 by the undersigned. This amendment reflects the purchase by the undersigned on August 3, 2006 of 133,333 shares of common stock of the Issuer in a private placement by the Issuer of common stock and warrants to purchase common stock.

---------------------                                       ------------------
CUSIP NO. 59507Q106                  13G/A                  PAGE 2 OF 4 PAGES
---------------------                                       ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) RICHARD SCHONINGER
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
           (a)
           (b)
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
---------- ---------------------------------------------------------------------
         NUMBER OF            5     SOLE VOTING POWER
                                    3,321,183
           SHARES             ----- --------------------------------------------
                              6     SHARED VOTING POWER
        BENEFICIALLY
                                    3,000
          OWNED BY            ----- --------------------------------------------
                              7     SOLE DISPOSITIVE POWER
            EACH
                                     3,321,183
         REPORTING            ----- --------------------------------------------
                              8     SHARED DISPOSITIVE POWER
           PERSON
                                    3,000
           WITH:
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,324,183
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.9%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(a).        Name of Issuer:

                  MicroIslet, Inc.
                  ------------------

ITEM 1(b).        Address of Issuer's Principal Executive Offices:

                  6370 Nancy Ridge Drive, Suite 112
                  ---------------------------------
                  San Diego, CA  92121
                  -------------  -----

ITEM 2(a).        Name of Person Filing:

                  Richard Schoninger
                  ------------------

ITEM 2(b).        Address of Principal Business Office or, if none, Residence:

                  25 Columbus Circle Apt. 69C
                  ---------------------------
                  New York, NY 10019
                  ------------------

ITEM 2(c).        Citizenship:

                  United States
                  -------------

ITEM 2(d).        Title of Class of Securities:

                  Common Stock
                  ------------

ITEM 2(e).        CUSIP Number:

                  59507Q106

ITEM 3.    NOT APPLICABLE.

ITEM 4.    OWNERSHIP.

           (a)    Amount Beneficially Owned:

                  3,324,183

           (b)    Percent of Class:  6.9% based on 48,248,593 shares outstanding on August 6, 2006

           (c)    Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote: 3,321,183
                  (ii)     shared power to vote or to direct the vote: 3,000
                  (iii) sole power to dispose or to direct the disposition of: 3,321,183
                  (iv) shared power to dispose or to direct the disposition of: 3,000

                  * Includes shares owned by a revocable living trust for the benefit of the reporting person.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Included as shares for which there exist shared voting and dispositive power are 3,000 shares owned by a minor child of Mr. Schoninger, which child would have the right to the receipt of dividends from, and the proceeds from the sale of, such shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       August 11, 2006
                                                       -------------------------
                                                       Date

                                                       /s/ Richard Schoninger
                                                       -------------------------
                                                       Signature

                                                       Richard Schoninger
                                                       -------------------------
                                                       Name/Title

                                Page 4 of 4 pages